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COLUMBIA

LABORATORIES, INC

EXHIBIT 99

NEWS

Media Contact:	MCS: Jamie DiGiovanni, (908) 234-9900, ext 43

Investor Relations:	The Trout Group: Ritu Baral, (212) 477-9007, ext 25

Company Contacts:	Columbia Laboratories, Inc.
James Apostolakis, Vice Chairman
(212) 588-1900
David Weinberg, Chief Financial Officer
(973) 994-3999

FOR IMMEDIATE RELEASE

U.S. FDA APPROVES STRIANT™, A NEW TREATMENT FORM FOR MEN WITH A DEFICIENCY OR ABSENCE OF TESTOSTERONE, FROM COLUMBIA LABORATORIES

Striant offers a unique treatment option for the four to five million men in the United States who suffer from hypogonadism

LIVINGSTON, N.J.—June 20, 2003— Columbia Laboratories, Inc. (AMEX: COB) today announced that the U.S. Food and Drug Administration (FDA) has approved Striant™ (testosterone buccal system) mucoadhesive (CIII), the first-ever transbuccal (gum surface) treatment for testosterone replacement therapy in men for conditions associated with a deficiency or absence of endogenous testosterone, including hypogonadism. Striant offers a safe, effective and convenient option in testosterone replacement therapy for the nearly five million men suffering from a deficiency or absence of testosterone.

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“Testosterone deficiencies are seen in men of all ages, with a significant number of sufferers experiencing symptoms over age 60,” said Christina Wang, MD, Professor of Medicine, Harbor-UCLA Medical Center and aninvestigator in the clinical studies for Striant. “In most patients in the clinical trials, Striant rapidly achieved and maintained a steady, consistent level of testosterone within 10 to 12 hours of initiating therapy.”

“We are pleased and excited to bring to market an innovative new product for the millions of men suffering from low testosterone,” stated Fred Wilkinson, Columbia’s chairman, president and chief executive officer. “Striant’s novel delivery mechanism, which provides controlled and sustained therapeutic levels of testosterone, offers an attractive treatment option for many patients.” Wilkinson also states that Columbia Laboratories will begin shipping Striant to distributors in early third quarter, 2003.

According to IMS Health, the market for testosterone replacement therapy products has grown from an annual rate of $49 million in 1997 to nearly $400 million in early 2003. The market is expected to continue to expand by at least the current 40% annualized growth rate.

“We are particularly proud of this approval as it demonstrates the impact of our well defined and focused strategy for the company,” commented Wilkinson. “Our clinical and regulatory team completed the phase III program and the required long-term safety studies, and compiled and submitted the NDA in approximately 15 months. Approval occurred within the FDA’s ten-month review time frame as defined under the Prescription Drug User Fee Act. We believe that the new team at Columbia has again shown its ability to set and then achieve clear milestones and goals.”

Based on the approval of Striant, Columbia will immediately expand its existing sales force to 135 professionals who will add endocrinologists, urologists and a select group of primary care physicians to their current target list of OB/GYNs. Distribution, managed care and thought leader programs are now underway with full promotional programs to begin during third quarter, 2003.

About Hypogonadism

Hypogonadism (low testosterone) can be caused by conditions associated with the testes, pituitary gland or hypothalamus gland, or by a genetic disorder. Signs and symptoms of hypogonadism can include decreased libido (sexual desire), erectile dysfunction (ED), fatigue, depression, reduced muscle mass, and osteoporosis. Testosterone replacement therapy helps to provide and maintain normal levels of testosterone. Until now, patients have been treated with transdermal patches, topical gels or injectable formulations of testosterone.

About Striant

Striant utilizes Columbia’s proprietary Bioadhesive Delivery System (BDS), including its patented progressive hydration buccal technology to deliver testosterone via the buccal cavity twice daily. The Striant approval provides the first commercial opportunity for this buccal delivery platform which may be used to deliver other previously approved and marketed drugs that cannot be ingested. The controlled- and sustained-release buccal testosterone product (which has the appearance of a small monoconvex tablet) acts by rapidly adhering to the buccal mucosa, the small, natural depression in the mouth where the gum meets the upper lip above the incisor teeth. As it is exposed to saliva the product softens into a gel-like form, which remains comfortably in place over each 12-hour dosing period. The product delivers testosterone through the buccal mucosa, where it is absorbed into the bloodstream and delivered directly into the superior vena cava (major blood vessel), bypassing the gastrointestinal system and liver. Striant is able to produce circulating testosterone concentrations in hypogonadal males that approximate physiologic levels seen in healthy young men. Because Straint is available in a single strength, no dose titration is required.

The clinical data supporting the FDA approval of Striant were generated from a 12-week U.S. multicenter, open-label, single arm trial that evaluated the efficacy, safety and tolerability of Striant in 98 hypogonadal men. Of the 82 patients who completed the trial, 86.6 percent had an average testosterone concentration within the physiologic (normal) range at the end of 12 weeks. Striant was also evaluated in a seven-day, multicenter, open-label European parallel trial with 29 patients receiving Striant. At the conclusion of this shorter trial, 96.6 percent of Striant patients had an average testosterone concentration within the physiologic (normal) range. The novel buccal delivery was well accepted by patients in these clinical studies.

In the US pivotal trial involving 98 patients, the most frequent adverse events that occurred with an incidence of 1% or greater were: gum or mouth irritation, bitter taste, gum pain, gum tenderness, headache, gum edema, and taste perversion. The majority of the gum-related adverse events were transient and resolved within 1 to 14 days. Patients should be advised to regularly inspect the gum region where they apply Striant and report any abnormality to their health care professional.

Striant is not indicated for use in women and should not be used in patients with known hypersensitivity to any of its ingredients. Androgens are contraindicated in men with carcinoma of the breast, or known or suspected carcinoma of the prostate. Geriatric patients treated with androgens may be at an increased risk for the development of prostatic hyperplasia and prostatic carcinoma.

Striant is currently under review in the United Kingdom by the Medicines and Healthcare Products Regulatory Agency (MHRA). Columbia announced last year a license and supply agreement for Striant in eighteen European countries with Ardana Bioscience, Ltd.

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia’s products primarily utilize the company’s patented Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful launch and marketing of Striant™, the impact of competitive products and pricing; success in obtaining acceptance and approval of new products by FDA and international regulatory agencies; competitive economic and regulatory factors in the pharmaceutical and healthcare industry, and general economic conditions, and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements.

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